                                     Letter of Agreement

This letter of Agreement, will act as an official document and understanding between Affinion Loyalty Group, a Virginia corporation, (ALG) “employer” and Technology Resources, Inc.,(TRI) a Florida corporation,”supplier”.

Whereby, ALG wishes to utilize the services of TRI in providing selected professional candidates for open Permanent positions within their organization, TRI hereby agrees to provide those candidates on a “Contingency Hire” basis to ALG for their review and consideration.

Should ALG select a candidate for potential hire from TRI, it is hereby understood that TRI will provide a 90 day, “prorated” guarantee, or replacement, for that candidate in the event that the employee leaves or is terminated within that guarantee period for “cause”.

The fee’s for TRI services upon hire of TRI candidate is as follows: ALG will pay a  fee of 20%  to TRI which will be based on the candidates first year annual salary.  These fees will be billed prior to the actual “start” date and be due and payable (30) days from the employees start date.

This agreement will be for a period of (1) year, renewable. Either party may choose to cancel this agreement upon a (30) day written notice to either party. Any fees due will be honored and paid within that (30) day period.

This letter of Agreement will constitute the full understanding of services, fees, and guarantees between both parties.

Technology Resources, Inc.

Affinion Loyalty Group

3066 Landmark Blvd. #1305

7814 Carousel Lane

Palm Harbor, FL 34684

Richmond, VA 23294

/s/William S. Lee

/s/Marti Beller

William S. Lee, President

Date:  03/17/06

Date:  03/17/06